Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Reports Q2 ’09 Financial Results
Monday, August 3, 2009 4:30 pm EDT

Results in Line with Guidance as Industry Forecast Improves

HAYWARD, Calif., August 3, 2009 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical subsystems for the semiconductor capital equipment, medical device, research, flat panel and solar industries, today reported its financial results for the second quarter of 2009 ended July 3, 2009.  Revenue for the second quarter of 2009 was $23.3 million, an increase of 4% from the first quarter of 2009 and a decrease of 66% from the same period a year ago.  Gross margin (loss) for the second quarter of 2009 was (4%), compared to (13%) for the first quarter of 2009, and 11% for the same period a year ago.

On a GAAP basis, the company recorded a net loss of ($14.1) million or ($0.66) per share compared to a net loss of ($7.0) million or ($0.33) per share, for the first quarter of 2009 and net loss of ($0.2) million, or ($0.01) per share, for the same period a year ago. The second quarter 2009 net loss per share is inclusive of a non-cash income tax valuation allowance of $10.0 million or $0.47 per share. The non-GAAP net loss was ($4.1) million or ($0.19) per share during the second quarter of 2009.

Clarence Granger, Ultra Clean’s Chairman and Chief Executive Officer commented:   “We exceeded the mid-range of our second quarter revenue and EPS guidance on a non-GAAP basis in what continued to be a challenging economic environment.”

Cash at the end of the second quarter of 2009 was $30.2 million, an increase of $0.4 million from $29.8 million at the end of the first quarter of 2009. Third party debt at the end of the second quarter was $16.1 million, a decrease of $1.2 million from $17.3 million at the end of the first quarter of 2009.  Net cash at the end of the second quarter of 2009 increased $1.6 million to $14.1 from $12.5 reported at the end of the first quarter.

Commenting on Ultra Clean’s financial condition and corporate outlook, Granger noted, “During these turbulent times, we are steadfast in our commitment to maintain a strong balance sheet and focus on cash flow.   While we remain cautious about the long-term outlook, we are seeing an improvement in business conditions during the second half of 2009.  Revenue for the third quarter of 2009 will be in the range of $30 million to $36 million, and loss per share will be in the range of $(0.09) to $(0.17), on a non-GAAP basis.  On a GAAP basis, loss per share will be in the range of $(0.16) to $(0.24) including the tax valuation allowance.”

Ultra Clean will conduct a conference call today, Monday, August 3, 2009, beginning at 2:00 p.m. PDT at 888-561-5097 (domestic) and 706-679-7569 (international). A replay of the webcast will be available for fourteen days following the conference call at 800-642-1687 (domestic) and 706-645-9291 (international). The confirmation number for the live broadcast and replays is 20630569 (all callers). The conference call will also be webcast live and be available for fourteen days on our website.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a leading developer and supplier of critical subsystems for the semiconductor capital equipment, medical device, research, flat panel and solar industries. Ultra Clean offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean's customers are primarily original equipment manufacturers for the semiconductor capital equipment, flat panel, solar and medical device industries. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward- looking statements" (as defined in the US Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates," "believes," "plan," "expect," "future,"' "intends," "may," "will," "should," "estimates," "predicts," "potential," "continue" and similar expressions to identify these forward-looking statements. Forward looking statements included in the press release include estimates made with respect to our third quarter 2009 revenue and loss per share. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, our actual results may differ materially from the results predicted or implied by these forward- looking statements. These risks, uncertainties and other factors include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended January 2, 2009 and quarterly report on Form 10-Q for the quarter ended April 3, 2009, filed with the Securities and Exchange Commission. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information future developments or otherwise.

Ultra Clean Holdings, Inc
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share data)

	For the three months ended		For the six months ended
	July 3, 2009	June 27, 2008	July 3, 2009	June 27, 2008

Sales	$23,252	$67,364	$45,652	$159,721

Cost of goods sold	24,106	59,842	49,376	140,139

Gross profit (loss)	(854)	7,522	(3,724)	19,582

Operating expenses:
Research and development	748	606	1,664	1,391
Sales and marketing	1,165	1,327	2,195	2,960
General and administrative	3,517	6,252	8,859	12,882
Total operating expenses	5,430	8,185	12,718	17,233

Income (loss) from operations	(6,284)	(663)	(16,442)	2,349

Interest and other income (expense), net	(228)	(246)	(423)	(590)

Income (loss) before income taxes	(6,512)	(909)	(16,865)	1,759

Income tax provision (benefit)	7,551	(747)	4,238	32

Net income (loss)	$(14,063)	$(162)	$(21,103)	$1,727

Net income (loss) per share:
Basic	$(0.66)	$(0.01)	$(0.99)	$0.08
Diluted	$(0.66)	$(0.01)	$(0.99)	$0.08

Shares used in computing net income (loss) per share:
Basic	21,379	21,643	21,341	21,604
Diluted	21,379	21,643	21,341	22,126

Ultra Clean Holdings, Inc
Condensed Consolidated Balance Sheets
(Unaudited; in thousands)

	July 3,	January 2,
ASSETS	2009	2009

Current assets:
Cash and cash equivalents	$30,200	$29,620
Accounts receivable	10,326	13,790
Inventory	32,022	39,814
Other current assets	5,056	11,268
Total current assets	77,604	94,492

Equipment and leasehold improvements, net	7,812	8,954
Purchased intangibles, net	8,987	8,987
Other non-current assets	306	4,978
Total assets	$94,709	$117,411

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities
Bank borrowings	$1,971	$5,736
Accounts payable	11,192	11,275
Other current liabilities	3,955	4,284
Total current liabilities	17,118	21,295

Bank debt and other long-term liabilities	18,685	17,717
Total liabilities	35,803	39,012

Stockholders' equity
Common stock	92,030	90,420
Accumulated deficit	(33,124)	(12,021)
Total stockholders' equity	58,906	78,399
Total liabilities and stockholders' equity	$94,709	$117,411

Ultra Clean Holding, Inc.
Financial Bridge
August 3, 2009 Press Release

	Net Charge	EPS Impact
	July 3,	July 3,
Reconciliation of GAAP Net Loss to Non-GAAP Net Loss	2009	2009
GAAP net loss	$(14,063)	$(0.66)
Tax valuation allowance	7,551	0.35
Tax benefit	2,421	0.12
Non-GAAP net loss	$(4,091)	$(0.19)

Diluted shares used in computing net loss per share		21,379

	Net Charge	EPS Impact
	July 3,	July 3,
GAAP Net Loss on a Cash Basis	2009	2009
Net loss	$(14,063)	$(0.66)
Adjustments to reconcile net loss to net cash:
Depreciation and amortization	646	0.03
Stock-based compensation	775	0.04
Adjusted income on a cash basis	$(12,642)	$(0.59)

Diluted shares used in computing net loss per share		21,379